EXHIBIT 99.1

BELL MICROPRODUCTS

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

Bell Microproducts Receives Anticipated Delisting Notice from Nasdaq and Notice of Default from
Wells Fargo Related to its Convertible Subordinated Notes due to Late Filing of Third Quarter 2006
Form 10-Q

November 20, 2006—Bell Microproducts, Inc. (Nasdaq: BELM) (the “Company”) today announced that it has received a Nasdaq Staff Determination notice stating that the Company is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14).

The Company anticipated receipt of this notice because, as previously disclosed, accounting errors resulting in the Company being required to restate its financials for certain prior periods have caused the Company to delay the filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2006. The notice is automatically generated by Nasdaq and indicated that due to such non-compliance, the Company’s common stock is subject to potential delisting. The Company, in accordance with Nasdaq procedures, has requested a hearing to review the determination notice before a Nasdaq Listing Qualifications Panel (the “Panel”). The hearing request will automatically stay the suspension of trading of the Company’s common stock on the Nasdaq Global Market, but there can be no assurance that the Panel will grant the Company’s request for continued listing. The Company intends to file its Quarterly Report on Form 10-Q as soon as practicable.

The Company also received notices of default from Wells Fargo Bank, N.A. (“Wells Fargo”) with respect to its 3 3/4% Convertible Subordinated Notes due 2024 and its 3 3/4% Convertible Subordinated Notes, Series B due 2024 (collectively, the “Notes”) because of the delay in filing its Form 10-Q for the period ended September 30, 2006. Wells Fargo serves as the trustee for the holders of the Notes. Bell Microproducts has thirty (30) days from the date it received the notices, or until December 14, 2006, to cure the default by filing the Form 10-Q or the holders may accelerate the payment of the outstanding balance due under the Notes. The holders of more than fifty percent (50%) of the outstanding aggregate principal amount of the Notes may grant the Company a waiver of the default. The company intends to seek such a waiver in the event it is unable to file the Form 10-Q on or before December 14, 2006.

About Bell Microproducts

Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which include the Company’s intentions with respect to filing its Quarterly Report on Form 10-Q for the period ended September 30, 2006, and its intention to potentially seek a waiver of default from the trustee of its outstanding convertible notes, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited the risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.